Exhibit 10.25

Amendment No. 2 to Loan Agreement April 4, 2024 This agreement (this "Amendment") is between Western Acquisition Ventures Corp., a Delaware corporation (the "Borrower"), and Cycurion, Inc., a Delaware corporation (the "Holder"), and acts to amend the Loan Agreement between Borrower and Holder (the "Loan Agreement"), dated July 2023. 1. Section 2.1 ofthe Loan Agreement is hereby amended to read in its entirety as below. Maturity Date. This Note shall be due and payable (the "Maturity Date") upon the sooner ofthe closing ofthe Business Combination or July 11, 2024. Unless specifically defined in this Amendment, all capitalized terms used herein shall have the meaning ascribed to the in the Loan Agreement. Nothing in this Amendment will act to change or compromise any ofthe rights and responsibilities ofBorrower or Holder in the Loan Agreement. This Amendment shall be governed by and enforced in accordance with the laws ofDelaware, without regard to principle of conflicts oflaws. Any disputes arising under this Amendment shall be resolved according to the dispute resolution provisions applicable to the Loan Agreement. This Amendment may be executed in one or more counterparts, by facsimile or PDF, each ofwhich shall be deemed an original, but all of which together shall constitute one and the same instrument. Agreed and accepted as of the date first set forth above. [Signaturepagefollows]

WESTERN ACQUISITION VENTURES CORP. By: Name: James (Jim) McCormick Title: CEO/CFO CYCURION, INC. By: ---- 4--- Name: A. ii/dA kic6itf-Vt. Title: c; FO